TRANSFER AGREEMENT

DATED effective as of the 5th day of January 2010.

THIS AGREEMENT is made

BETWEEN:

ARRIS RESOURCES INC., a company incorporated under the laws of British Columbia and having its head office at Suite 200 – 8338 120th Street Surrey, BC V3W 3N4;
(the "Transferor")

AND:

QMI SEISMIC INC. a company incorporated under the laws of British Columbia and having its head office at 1250 West Hastings St., Vancouver, BC V6E 2M6
(the "Transferee")

WHEREAS the Transferor and the Transferee have entered into an Arrangement Agreement, (the "Arrangement Agreement") whereby the Transferor has agreed to transfer all if its interest in a distribution agreement (the "Distribution Agreement") for the seismic products of QMI Manufacturing Inc. for all of India to the Transferee in exchange for 17,583,372 shares of QMI Seismic Inc. and has further agreed to effect such transfer pursuant to the terms of the Plan of Arrangement outlined in the Transferor's Information Circular dated November 5, 2009 (the "Plan of Arrangement").

NOW THEREFORE in exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Transferor, the Transferor agrees to transfer to the Transferee all of its interests in the Distribution Agreement as of the Effective Date, as that date is defined in the Arrangement Agreement.

This agreement is dated effective as of the date first noted above.

ARRIS RESOURCES INC.

Per: ______________________________
Authorized Signatory

QMI SEISMIC INC.

Per: ______________________________
Authorized Signatory